As filed with the Securities and Exchange Commission on August 18, 2004
Registration No. 333-117322

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Countrywide Financial Corporation	Countrywide Home Loans, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	New York
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

13-2641992	13-2631719
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4500 Park Granada

Calabasas, CA 91302
(818) 225-3000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Sandor E. Samuels

Senior Managing Director and Chief Legal Officer
Countrywide Financial Corporation and Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, CA 91302
(818) 225-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Judith T. Kitano
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
(213) 683-9100

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 18, 2004

PROSPECTUS

Countrywide Financial Corporation

OFFER TO EXCHANGE

Convertible Securities due 2031
and an Exchange Fee
for all our outstanding
Liquid Yield Option TM Notes due 2031
Subject to the Terms and Conditions described in this Prospectus

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our Convertible Securities due 2031 and an exchange fee for all of our Liquid Yield OptionTM Notes due 2031. We refer to this offer as the “exchange offer.” We refer to our Liquid Yield OptionTM Notes due 2031 as the “Old Securities” and to our Convertible Securities due 2031 as the “New Securities.” The CUSIP number of the Old Securities is 222372 AD 6 and the CUSIP number of the New Securities is 222372 AE 4.

•	Upon our completion of the exchange offer, each $1,000 principal amount at maturity of Old Securities that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount at maturity of New Securities and an exchange fee of $2.50.

•	Tenders of Old Securities may be withdrawn at any time before 5:00 p.m. on the expiration date of the exchange offer.

•	As explained more fully in this prospectus, the exchange offer is subject to customary conditions, which we may waive.

•	The exchange offer expires at 5:00 p.m., New York City time, on September , 2004, which date we refer to as the expiration date, unless extended.

The New Securities

•	Comparison: The terms of the New Securities differ from the terms of the outstanding Old Securities in the following ways:

—	The New Securities are convertible into cash and shares of our common stock having a combined aggregate value equal to 46.2820 shares of our common stock (which reflects the effect of our August 30, 2004 stock dividend), subject to adjustment under the circumstances and during the periods described herein;

—	The conversion rate for the New Securities will be adjusted, subject to certain limitations, for quarterly cash dividends on shares of our common stock above $0.10 per share;

—	The amount of contingent interest, if any, payable per New Security will be equal to the greater of 0.125% of the average market price of a New Security or a fixed amount multiplied by the conversion rate on the accrual date for each contingent interest payment date; and

—	The purchase price of any New Securities that a holder may require us to purchase must be satisfied in cash.

•	Maturity: The New Securities will mature on February 8, 2031.

•	Interest Payments: We will not pay interest on the New Securities prior to maturity unless contingent interest becomes payable.

•	Guarantee: The New Securities will be fully and unconditionally guaranteed by our mortgage-lending subsidiary, Countrywide Homes Loans, Inc.

•	Ranking: The New Securities are unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

•	Optional Redemption: We may redeem the New Securities, in whole or in part at any time on or after February 8, 2006, at the prices set forth in this prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 12 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER WITH RESPECT TO THE EXCHANGE OFFER.

None of our Board of Directors, Countrywide Financial Corporation, Countrywide Home Loans, Inc., the exchange agent, the information agent, the dealer manager or any other person is making any recommendation as to whether you should choose to exchange your Old Securities for New Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

Dealer Manager

August       , 2004

Liquid Yield OptionTM is a trademark of Merrill Lynch & Co., Inc.

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the dealer manager has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any public offering document we file without charge at any of the SEC’s Public Reference Section’s following locations:

Public Reference Room 450 Fifth Street, N.W Room 1024 Washington, D.C. 20549	Northeast Regional Office 233 Broadway New York, New York 10007	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You can also request copies of all, or any portion, of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

ii

SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus and the information contained in documents incorporated by reference in the registration statement of which this forms a part. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

Countrywide Financial Corporation

      Countrywide Financial Corporation (“CFC”) is a holding company, which through its subsidiaries is engaged primarily in the residential mortgage banking business, as well as in other financial services that are in large part related to the residential mortgage market. As described herein, the Company’s activities are grouped into five distinct business segments.

      Mortgage Banking Segment. Primarily through its principal subsidiary, Countrywide Home Loans, Inc. (“CHL”), CFC engages in the residential mortgage banking business, which entails the origination, purchase, sale (typically through securitization) and servicing of residential mortgage loans. The residential mortgage loans offered by CFC include prime and subprime credit mortgage loans secured by single-(one-to-four) family residences and prime home equity lines of credit. The Mortgage Banking Segment serves consumers and institutions, nationwide.

      Capital Markets Segment. CFC operates an institutional broker-dealer that specializes in the mortgage-backed securities market. CFC’s activities therein consist primarily of trading and underwriting mortgage-backed securities.

      Insurance Segment. CFC offers property and casualty insurance (homeowners’ and auto), as well as life and disability insurance, both as an underwriter and as an independent agent. CFC specializes in underwriting lender-placed property and casualty insurance. CFC also provides reinsurance coverage to primary mortgage insurance carriers.

      Banking Segment. CFC operates a nationally-chartered bank that primarily invests in residential mortgage loans and prime home equity lines of credit sourced through CFC’s mortgage banking operation. CFC also provides short-term secured (mortgage warehouse) financing to other mortgage lenders.

      Global Segment. Through a majority-owned joint venture with the Barclays PLC, CFC offers residential mortgage loan application processing and servicing on behalf of financial institutions in the United Kingdom.

      CFC is a Delaware corporation. Our common stock is traded on the New York Stock Exchange and the Nasdaq Stock Market under the symbol “CFC.” Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302 and our telephone number is (818) 225-3000.

Countrywide Home Loans, Inc.

      CHL engages in the residential mortgage banking business, which entails the origination, purchase, sale (typically through securitization) and servicing of residential mortgage loans. The residential mortgage loans offered by CHL include prime and subprime credit mortgage loans secured by single-(one-to-four) family residences and prime home equity lines of credit. CHL serves consumers and institutions, nationwide.

      CHL is a New York corporation. CHL’s principal executive offices are located at 4500 Park Granada, Calabasas, California 91302 and CHL’s telephone number is (818) 225-3000.

RECENT DEVELOPMENTS

      On August 17, 2004, the stockholders of CFC approved an amendment to the Restated Certificate of Incorporation of CFC to increase the number of authorized shares of CFC common stock from 500,000,000 to 1,000,000,000.

      CFC’s Board of Directors has declared a two-for-one stock split of CFC common stock in the form of a stock dividend of one share of CFC common stock for each outstanding share of such common stock. The dividend is payable on August 30, 2004 to holders of record of CFC common stock on August 25, 2004, and therefore will be paid prior to the expiration date of our exchange offer.

      References in this prospectus to the conversion rate for the New Securities, the conversion trigger price, the dividend threshold amount for conversion rate adjustments, the historical sales prices for and dividends paid on CFC common stock and dividends declared thereon, and other similar figures have been adjusted to reflect the effect of the August 30, 2004 stock dividend.

THE EXCHANGE OFFER

Purpose of the Exchange Offer	The purpose of this exchange offer is to change certain of the terms of the Old Securities. For a more detailed description of these changes, see “Material Differences Between the Old Securities and New Securities.”

The Exchange Offer	CFC is offering to exchange $1,000 principal amount at maturity of New Securities and an exchange fee of $2.50 for each $1,000 principal amount at maturity of Old Securities accepted for exchange.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions, including that the registration statement and any post-effective amendment to the registration statement covering the New Securities be effective under the Securities Act of 1933, as amended. See “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September , 2004, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Withdrawal of Tenders	Tenders of Old Securities may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on the expiration date.

Procedures for Exchange	In order to exchange Old Securities, you must tender the Old Securities together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Securities held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Securities on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We will determine in our reasonable discretion whether any Old Securities have been validly tendered. Old Securities may be tendered by electronic transmission of accept-

ance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Securities through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender Old Securities in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer.

If we decide for any reason not to accept any Old Securities for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see pages 23 through 29 for instructions on how to exchange your Old Securities.

Acceptance of Old Securities	We will accept all Old Securities validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Securities promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept Old Securities for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Securities into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer	We reserve the right not to accept any of the Old Securities tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Old Securities that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Securities will not result in any cash proceeds to us.

Fees and Expenses of the Exchange Offer	We estimate that the approximate total cost of the exchange offer, including payment of the exchange fee, assuming all of the Old Securities are exchanged for New Securities, will be $4.0 million.

Taxation	The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New Securities are unclear. We intend to take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of an exchange fee will not constitute a significant modification of the Old Securities for tax purposes. Consistent with our position, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ.

Please see “Certain United States Federal Income Tax Consequences” beginning on page 48.

Old Securities Not Tendered or Accepted for Exchange	Any Old Securities not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your Old Securities in this exchange offer, or if your Old Securities are not accepted for exchange, you will continue to hold your Old Securities and will be entitled to all the rights and subject to all the limitations applicable to the Old Securities.

Dealer Manager	Lehman Brothers Inc. is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange Agent	The Bank of New York is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section “The Exchange Offer — Exchange Agent” and on the back cover of this prospectus.

Information Agent	D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located in the section “The Exchange Offer — Information Agent” and on the back cover of this prospectus.

MATERIAL DIFFERENCES BETWEEN THE OLD SECURITIES AND NEW SECURITIES

      The material differences between the Old Securities and New Securities are illustrated in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the Old Securities and the New Securities, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the New Securities, see “Description of the New Securities.”

	Old Securities	New Securities

Notes Offered	$675,000,000 aggregate principal amount at maturity of Old Securities.	Up to $675,000,000 aggregate principal amount at maturity of New Securities.
	On February 8, 2001, each Old Security was issued at a price of $741.37 per Old Security and a principal amount at maturity of $1,000.	The initial accreted principal amount per New Security will be deemed to equal the accreted principal amount per Old Security on the date the New Securities are issued (the “exchange date”).
Settlement Upon Conversion	Upon conversion of Old Securities, we will deliver shares of our common stock.	Upon conversion of New Securities, we will deliver, for each $1,000 principal amount at maturity of New Securities:
• cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate (46.2820 after giving effect to our August 30, 2004 stock dividend, but subject to adjustment) multiplied by the average of the closing price of our common stock (on the New York Stock Exchange or such other national or regional securities exchange or market as described herein) for each day of the 20-day cash settlement averaging period (the “stock price”); and
• a number of shares of our common stock equal to (a)(i) the conversion rate multiplied by the stock price, minus (ii) the cash amount, all divided by (b) the stock price.

	Old Securities	New Securities

Conversion Rate Adjustments for Cash Dividends	None, except for extraordinary cash dividends.	The conversion rate will be adjusted, subject to certain limitations, for cash distributions to all holders of shares of our common stock, excluding (a) any dividend or distribution in connection with our liquidation, dissolution or winding up or (b) any quarterly cash dividend on our common stock to the extent that such quarterly cash dividend does not exceed the dividend threshold amount; the “dividend threshold amount” means $0.10 per share and is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this provision; in the event of a dividend or distribution to which this provision applies, the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to such adjustment by a fraction:
• the numerator of which will be the current market price of our common stock; and
• the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution (or a portion of such dividend or distribution, as determined below).
If an adjustment is required to be made as a result of a quarterly cash dividend, the adjustment will be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a cash distribution that is not a quarterly cash dividend, the adjustment will be based upon the full amount of the distribution.
Contingent Interest	The amount of contingent interest payable per Old Security in respect of any applicable six-month period will be equal to the greater of:	The amount of contingent interest payable per New Security in respect of any applicable six-month period will be equal to the greater of:
	• 0.125% of the average market price of an Old Security for the five trading day period ending on the second trading day immediately preceding the first day of the applicable six-month period; or	• 0.125% of the average market price of a New Security for the five trading day period ending on the second trading day immediately preceding the first day of the applicable six-month period; or

	Old Securities	New Securities

• the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of an Old Security on each such payment date.	• a fixed amount multiplied by the conversion rate in effect on the accrual date for such contingent interest payment.

The “fixed amount” will be equal to $0.20 and will be adjusted on the same basis as the conversion rate.

Purchase of New Securities by CFC at the Option of the Holder	We have the option to satisfy all or a portion of the purchase price of Old Securities that the holders require us to purchase (other than purchases in connection with a change in control) with our common stock, with the number of shares to be delivered being equal to (a) the amount of cash to which the holders are otherwise entitled to receive (or, if less, the portion of such amount that we have elected to settle with common stock), divided by (b) the market price of our common stock.	We must satisfy all of the purchase price of New Securities that holders require us to purchase in cash.

THE NEW SECURITIES

New Securities	Up to $675,000,000 aggregate principal amount at maturity of New Securities due 2031. We will not pay interest on the New Securities prior to maturity unless contingent interest becomes payable. At maturity we will pay $1,000 per New Security. The initial accreted principal amount of a New Security will be deemed to equal the accreted principal amount of an Old Security on the exchange date.

Maturity of New Securities	February 8, 2031.

Yield to Maturity of New Securities	1.00% per year (computed on a semi-annual bond equivalent basis), excluding any contingent interest.

Conversion Rate	For each New Security surrendered for conversion, if the conditions are satisfied, a holder will receive an amount in cash and shares of our common stock having a combined aggregate value equal to 46.2820 (after giving effect to our August 30, 2004 stock dividend described above under “Recent Developments”) shares of our common stock (the “conversion rate”). The conversion rate may be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued issue discount. See “Description of the New Securities — Conversion Rights — Conversion Rate Adjustments.”

Conversion Rights	Holders may surrender New Securities for conversion prior to the close of business on the business day immediately preceding February 8, 2031, under any of the following circumstances:

• during any calendar quarter (and only during such calendar quarter) if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than a specified percentage, beginning at 132.27% and declining 0.21% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter (which is the case for the calendar quarter ending September 30, 2004). The accreted conversion price per share as of any day will equal the accreted principal amount of the New Securities divided by the conversion rate; or

• during any period in which the credit rating assigned to the New Securities by either Moody’s or Standard & Poor’s falls below an investment grade rating level.

New Securities in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our shareholders or if we are or CHL is a party to certain consolidations, mergers or binding share exchanges, New Securities may be surrendered for conversion as provided in “Description of the New Securities — Conversion Rights.” The ability to surrender New Securities for conversion will expire at the close of business on the business day immediately preceding February 8, 2031, unless they have previously been called for redemption or repurchase. See “Description of the New Securities — Conversion Rights — Conversion Upon Notice of Redemption.”

Upon conversion of a New Security, we will deliver for each $1,000 principal amount at maturity of New Securities:

• cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate (46.2820 after giving effect to our August 30, 2004 stock dividend, but subject to adjustment as described herein) multiplied by the average of the closing prices of our common stock (on the New York Stock Exchange or such other national or regional securities exchange or market as described herein) for each day of the 20-day cash settlement averaging period (the “stock price”); and

• a number of shares of our common stock equal to (a)(i) the conversion rate multiplied by the stock price, minus (ii) the cash amount, all divided by (b) the stock price.

In addition, we will pay cash for all fractional shares of common stock.

Upon conversion of a New Security, a holder will not receive any additional payment representing accrued issue discount (as described below). Instead, accrued issue discount will be deemed paid by the cash and shares of common stock received by the holder on conversion.

The accreted principal amount on any date will be equal to the sum of the initial accreted principal amount and accrued issue discount on that date.

Issue Discount	We are issuing each New Security at an initial accreted principal amount equal to the amount of the accreted principal amount of an Old Security on the exchange date and significantly below the principal amount of a New Security at maturity. The difference between the initial accreted principal amount and the principal amount at maturity of a New Security is referred to as issue discount. This issue discount accrues daily at a rate of 1.00% per year beginning on the exchange date, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. We intend to take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities. Accordingly, because the Old Securities are subject to special rules applicable to contingent payment debt obligations, the accrual of interest income based on a comparable yield, also referred to as “original issue discount,” as calculated for United States federal income tax purposes, will significantly exceed the accrued issue discount. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities.”

Contingent Interest	We will pay contingent interest to the holders of New Securities during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month period commencing February 8, 2006, if the average market price of a New Security for the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the accreted principal amount of such New Securities on the day immediately preceding the first day of the applicable six-month period.

The amount of contingent interest payable per New Security in respect of any six-month period will be equal to the greater of:

• 0.125% of the average market price of a New Security for the five trading day period referred to above; or

• a fixed amount multiplied by the conversion rate in effect on the accrual date for such contingent interest payment.

The “fixed amount” will be equal to $0.20 and shall be adjusted on the same basis as the conversion rate.

The issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Guarantee	CHL fully and unconditionally guarantees our obligations to make cash payments on the New Securities to the extent described in this prospectus.

Ranking	The New Securities are unsecured and unsubordinated indebtedness of CFC and rank equally with our other existing and future unsecured and unsubordinated indebtedness (if any). CHL’s guarantee of the New Securities ranks equally with CHL’s other existing and future unsecured and unsubordinated indebtedness.

U.S. Federal Income Tax Consequences	The U.S. federal income tax consequences of the ownership and disposition of the New Securities are unclear. We intend to take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities. Consistent with our position, the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities” for more information.

Sinking Fund	None.

Redemption of New Securities at the Option of CFC	We may redeem all or a portion of the New Securities for cash at any time on or after February 8, 2006 at the redemption prices set forth in “Description of the New Securities — Redemption of New Securities at the Option of CFC.”

Purchase of New Securities by CFC at the Option of the Holder	Holders may require us to purchase for cash all or a portion of their New Securities on February 8, 2006 for a price equal to $779.28 per New Security, on February 8, 2011 for a price equal to $819.14 per New Security, on February 8, 2016 for a price equal to $861.03 per New Security, on February 8, 2021 for a price equal to $905.06 per New Security, and on February 8, 2026 for a price equal to $951.35 per New Security.

Change in Control	Upon a change in control of CFC or CHL occurring on or before February 8, 2006, each holder may require us to repurchase all or a portion of such holder’s New Securities for cash at a price equal to 100% of the initial accreted principal amount for such New Securities plus accrued issue discount to the date of repurchase. See “Description of the New Securities — Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder.”

Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event	After the occurrence of a Tax Event, as defined in “Description of the New Securities — Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event,” we will have the option to convert the New Securities to securities on which we will pay interest in cash on a semi-annual bond equivalent basis. In such cases, interest will accrue at a rate of 1.00% per year on a restated principal amount equal to the initial accreted principal amount of the New Securities plus accrued issue discount to the option exercise date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In such event, each of the redemption price, purchase price and change in control purchase price will be adjusted, and contingent interest will cease to accrue on the New Securities. Exercise of this option by us will not affect a holder’s conversion rights.

DTC Eligibility	The New Securities have been issued in book-entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the New Securities — Book-Entry System.”

Symbol for our Common Stock	Our common stock is traded on the New York Stock Exchange and the Nasdaq Stock Market under the symbol “CFC.”

RISK FACTORS

      Prospective investors should carefully consider the following information with the other information contained or incorporated by reference in this prospectus before exchanging Old Securities for New Securities.

Risks Relating to New Securities

An active trading market for New Securities may not develop.

      We cannot assure you that an active trading market for the New Securities will develop and, if developed, the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell New Securities or, if sold, the price you would receive. Future trading prices of the New Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities. The liquidity of the trading market for the New Securities will depend in part on the level of participation of the holders of Old Securities in the exchange offer. A higher level of participation will result in greater liquidity of the trading market for the New Securities and lesser liquidity of the trading market for the Old Securities that are not tendered in the exchange offer. If an active market for New Securities fails to develop or be sustained, the trading price and liquidity of the New Securities could be materially adversely affected.

We may not have the ability to raise the funds necessary to finance the purchase of New Securities at the option of the holders or in a change in control purchase.

      We may be required, at the option of the holders, to purchase New Securities for cash prior to their stated maturity upon the occurrence of certain events, including:

•	the occurrence of specific kinds of change in control events on or before February 8, 2006; and

•	on February 8, 2006, 2011, 2016, 2021 and 2026.

However, it is possible that we will not have sufficient funds at that time to make the required purchases of New Securities for cash or that restrictions in our indebtedness will not allow those purchases for cash. Our ability to purchase the New Securities in those events also may be limited by law, by the indenture governing the New Securities, by the terms of other agreements relating to our current indebtedness and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future indebtedness. If a change in control occurs at a time when we are prohibited from purchasing the New Securities, we could seek the consent of lenders to purchase the New Securities or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from purchasing the New Securities. Our failure to purchase the New Securities would constitute an event of default under the indenture under which we will issue the New Securities, which might constitute a default under the terms of our indebtedness at that time. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change in control” under the indenture. See “Description of the New Securities — Purchase of New Securities at the Option of the Holder” and “Description of the New Securities — Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder.”

You should consider the United States federal income tax consequences of owning New Securities.

      We intend to take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes, and that the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. For example, a holder could be required to include in income each year amounts substantially in excess or substantially less than amounts required to be accrued with respect to the Old Securities. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities” for more information.

      Without regard to whether the exchange of Old Securities for New Securities constitutes a significant modification, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Securities, the conversion rate of the New Securities is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the New Securities. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities” for more information.

The New Securities will not contain certain restrictive covenants, and there is limited protection in the event of a change of control.

      The indenture under which the New Securities will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the New Securities upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of the New Securities — Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

Changes in our common stock price, credit ratings or the financial and credit markets could adversely affect the market price of the New Securities.

      The market price of the New Securities will be based on a number of factors, including:

•	the market price of our common stock;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

      Because the New Securities will be convertible upon issuance, the market price of the New Securities will be closely related to the market price of our common stock. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate the companies in our industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot assure you that credit rating agencies will rate the New Securities, or if they do rate the New Securities, that they will maintain their ratings on the New Securities. A negative change in our credit rating or the rating of the New Securities, if any, could have an adverse effect on the market price of the New Securities. The condition of the financial and credit markets have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the New Securities.

Risks Relating to the Exchange Offer

The United States federal income tax consequences of the exchange of the Old Securities for the New Securities are unclear.

      The U.S. federal income tax consequences of the exchange offer are unclear. We intend to take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New

Securities and payment of the exchange fee will not constitute a significant modification of the Old Securities for tax purposes. That position, however, is subject to considerable uncertainty and could be challenged by the IRS. Consistent with our position, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. For example, under one possible alternative characterization, a holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the New Securities received in the exchange over the holder’s adjusted tax basis in the Old Securities (which excess is likely to be substantial in the case of a holder who purchased the Old Securities in the initial offering). See “Certain United States Federal Income Tax Consequences — Exchange of Old Securities for New Securities” for more information.

      We intend to treat payment of the exchange fee as ordinary income to holders participating in the exchange offer and to report such payments to holders and the IRS for information purposes in accordance with such treatment. Therefore, the receipt of the exchange fee by a Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Consequences”) participating in the exchange offer may be subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Consequences — Exchange of Old Securities for New Securities” for more information.

If you do not exchange your Old Securities, the Old Securities you retain may become less liquid as a result of the exchange offer.

      If a significant number of Old Securities are exchanged in the exchange offer, the liquidity of the trading market for the Old Securities, if any, after the completion of the exchange offer may be substantially reduced. Any Old Securities exchanged will reduce the aggregate number of Old Securities outstanding. As a result, the Old Securities may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Securities will exist or be maintained and we cannot assure you as to the prices at which the Old Securities may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Securities in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Securities.

      We are not making a recommendation as to whether holders of the Old Securities should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Securities for purposes of negotiating the terms of the exchange offer and/ or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Securities that the value of the New Securities received in the exchange offer will in the future equal or exceed the value of the Old Securities tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks Related to Our Future Results

General business, economic and political conditions may significantly affect our earnings.

      Our business and earnings are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, fluctuations in both debt and equity capital markets and the strength of the U.S. economy and the local economies in which we conduct business. If any of these conditions worsen, our business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household incomes could decrease the demand for our home loans and increase the number of customers who become delinquent or default on their loans; or, a rising interest rate environment could decrease the demand for loans.

      In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board’s policies influence the size of the mortgage origination market, which significantly impacts the earnings of our Loan Production Sector and the value of our investment in MSRs and other retained interests. The Federal Reserve Board’s policies also influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and difficult to predict and can have a material adverse effect on the Company’s business, results of operations and financial condition.

      Political conditions can also impact our earnings. Acts or threats of war or terrorism, as well as actions taken by the U.S. or other governments in response to such acts or threats, could impact business and economic conditions in the United States.

If we cannot effectively manage the volatility of our mortgage banking business, our earnings could be affected.

      The level and volatility of interest rates significantly affect the mortgage banking industry. For example, a decline in mortgage rates generally increases the demand for home loans as borrowers refinance, but also generally leads to accelerated payoffs in our mortgage servicing portfolio, which negatively impacts the value of our MSRs.

      We attempt to manage interest rate risk in our mortgage banking business primarily through the natural counterbalance of our loan production and servicing operations. In addition, we also use derivatives extensively in order to manage the interest rate, or price risk, inherent in our assets, liabilities, and loan commitments. Our main objective in managing interest rate risk is to moderate the impact of changes in interest rates on our earnings over time. Our interest rate risk management strategies may result in significant earnings volatility in the short term. The success of our interest rate risk management strategy is largely dependent on our ability to predict the earnings sensitivity of our loan servicing and loan production operations in various interest rate environments. The success of this strategy impacts our net income. This impact, which can be either positive or negative, can be material.

Our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

      Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.

      We have identified several accounting policies as being “critical” to the presentation of our financial condition and results of operations because they require management to make particularly subjective or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be recorded under different conditions or using different assumptions. These critical accounting policies relate to our gain from sale of loans and securities, valuation of retained interests and interest rate management activities. Because of the inherent uncertainty of the estimates associated with these critical accounting policies, we cannot provide any assurance that we will not make significant adjustments to the related amounts recorded at December 31, 2003. For more information, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” section included in our 2003 Annual Report on Form 10-K, incorporated into this prospectus by reference.

The financial services industry is highly competitive.

      We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. Competition for mortgage loans comes primarily from large commercial banks and savings institutions. Many of our competitors have fewer regulatory constraints. For example, national banks and federal savings and loan institutions are not subject to certain state laws and regulations targeted at predatory lending practices and we could be at a competitive disadvantage with respect to fulfilling legitimate subprime credit opportunities. Another competitive consideration is that other companies have lower cost structures and others are less reliant on the secondary mortgage market for funding due to their greater portfolio lending capacity.

      We face competition in such areas as mortgage product offerings, rates and fees, and customer service, both at the retail and institutional level. In addition, technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services generally. This has intensified competition among banking as well as non-banking companies in offering financial products and services, with or without the need for a physical presence.

Changes in regulations could adversely affect our business.

      We are heavily regulated by banking, mortgage lending and insurance laws at the federal, state and local levels, and proposals for further regulation of the financial services industry are continually being introduced. We are subject to many other federal, state and local laws and regulations that affect our business, including those regarding taxation and privacy. Congress and state legislatures, as well as federal and state regulatory agencies, review such laws, regulations and policies and periodically propose changes that could affect us in substantial and unpredictable ways. Such changes could, for example, limit the types of financial services and products we offer, or increase our cost to offer such services and products. It is possible that one or more legislative proposals may be adopted or regulatory changes may be implemented that would have an adverse effect on our business. Our failure to comply with such laws or regulations, whether actual or alleged, could expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could adversely affect our earnings.

We depend on the accuracy and completeness of information about customers and counterparties.

      In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to institutional customers, we may assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Other Factors.

      The above description of risk factors is not exhaustive. Other factors that could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:

•	a general decline in U.S. housing prices or activity in the U.S. housing market;

•	a loss of investment-grade credit ratings, which may result in increased cost of debt or loss of access to corporate debt markets;

•	a reduction in the availability of secondary markets for our mortgage loan products;

•	a reduction in government support of home ownership;

•	a change in our relationship with the housing-related government agencies and sponsored entities;

•	ineffectiveness of our hedging activities;

•	the level of competition in each of our business segments; and

•	the occurrence of natural disasters or other events or circumstances that could impact the level of claims in the Insurance segment.

      Other risk factors are described elsewhere herein as well as in other reports and documents that we file with or furnish to the SEC. Other factors that may not be described in any such report or document that could also cause results to differ from our expectations. Each of these factors could by itself, or together with one or more other factors, adversely affect our business, results of operations and/ or financial condition.

FORWARD-LOOKING INFORMATION

      Some of the statements in this prospectus and any documents incorporated by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions which indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and all of our Quarterly Reports on Form 10-Q filed subsequent thereto, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

      The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:

•	the level of demand for mortgage credit, insurance and securities products;

•	the direction of interest rates;

•	the relationship between mortgage interest rates and the cost of funds;

•	federal and state regulation of our mortgage banking, closing services, capital markets, insurance operations and other businesses; and

•	competition within the mortgage banking industry, capital markets and insurance industries.

      We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Our management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges of CFC for the six months ended June 30, 2004, the two years ended December 31, 2003 and 2002, the ten months ended December 31, 2001 and 2000, and for the two fiscal years ended February 28 (29), 2001 and 2000 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

						Year Ended
	Six Months	Year		Ten Months	Ten Months	February 28
	Ended	Ended	Year Ended	Ended	Ended	(29)
	June 30,	December	December 31,	December 31,	December 31,
	2004	31, 2003	2002	2001	2000	2001	2000

	(Unaudited)				(Unaudited)
Ratio of earnings to fixed charges	3.03	2.95	1.90	1.53	1.39	1.43	1.68

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

      Our common stock is traded on the New York Stock Exchange and the Nasdaq Stock Market under the symbol “CFC.” Set forth below are the high and low sales prices for CFC common stock, as reported on the New York Stock Exchange composite transaction reporting system, for each quarterly period for the fiscal quarters ending on September 30, 2004 (through August 16, 2004), June 30, 2004 and March 31, 2004 and the fiscal years ending on December 31, 2003 and 2002. Also set forth below are the cash dividends declared per share of CFC common stock during such periods. The historical high and low sales prices and cash dividends declared by CFC set forth below reflect adjustments resulting from stock dividends paid by CFC on December 17, 2003 and April 12, 2004 and from the stock dividend to be paid by CFC on August 30, 2004 described above under “Summary — Recent Developments.”

			Cash Dividends
	High	Low	Declared

Year Ending on December 31, 2004
3rd Quarter (through August 16, 2004)	$36.59	$33.03	(1)
2nd Quarter	$35.75	$27.60	$0.100
1st Quarter	$32.19	$23.44	$0.075

Year Ending on December 31, 2003
4th Quarter	$27.27	$19.39	$0.075
3rd Quarter	$19.83	$15.88	$0.055
2nd Quarter	$19.69	$14.43	$0.050
1st Quarter	$14.68	$12.63	$0.045

Year Ending on December 31, 2002
4th Quarter	$13.25	$10.59	$0.045
3rd Quarter	$13.75	$9.88	$0.040
2nd Quarter	$12.58	$11.03	$0.050
1st Quarter	$11.37	$9.40	$0.000

(1)	To be determined after the end of the third quarter.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations in the event we offer preferred stock.

Common Stock

      We have authorized under our restated certificate of incorporation 1,000,000,000 shares of common stock, par value $.05 per share. As of June 30, 2004, 562,388,330 shares of our common stock were issued and outstanding (with an additional 66,358 shares held in treasury) (on a pro forma basis giving effect to our August 30, 2004 stock dividend described above under “Summary — Recent Developments”) and were held by 1,949 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

Preferred Stock Purchase Rights

      On February 10, 1988, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. On November 15, 2001, our board of directors adopted certain amendments to the terms of these stock purchase rights. As of the date hereof, there is associated with each outstanding share of our common stock one preferred stock purchase right which, except as set forth below, when exercisable, entitles the registered holder to purchase from us one two-thousandth of a share of a series of preferred stock, designated as Series A Participating Preferred Stock, par value $.05 per share, at a price of $175 per one two-thousandth of a share (the “Purchase Price”), subject to adjustment.

      These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until the earlier of the date (the “Distribution Date”) of a public announcement that a person or group without our prior consent has acquired 15% or more of our common stock (an “Acquiring Person”) or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

      If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the ability to exercise the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

      If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2012, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

Preferred Stock

      We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

      At this time, our board of directors has authorized only two series of preferred stock for issuance: one of these series has been designated as Series A Participating Preferred Stock which is issuable upon the exercise of our preferred stock purchase rights. See “— Preferred Stock Purchase Rights” above. The other series has been designated as Series B Cumulative Preferred Stock. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

Other Provisions of Our Restated Certificate of Incorporation and Our Bylaws

      In addition to the preferred stock purchase rights described above under “— Preferred Stock Purchase Rights” and the terms of any preferred stock that we may determine to issue as described above under “— Preferred Stock,” other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

(1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

(2) It limits our power to purchase shares of our voting stock from a five percent (or greater) holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote) without the vote of that holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security that is convertible into that stock.

(3) It prohibits action by written consent of our stockholders.

(4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

      Our bylaws provide that special meetings of the stockholders may be called only by our directors and limit the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Bank of New York.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount at maturity of New Securities and an exchange fee of $2.50 for each $1,000 principal amount at maturity of validly tendered and accepted Old Securities. We are offering to exchange all of the Old Securities. However, the exchange offer is subject to the conditions described in this prospectus.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Securities tendered, and we may terminate or amend this offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Securities:

(i) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Securities under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Securities under the exchange offer, or

•	in the reasonable judgment of CFC, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of CFC and its subsidiaries, taken as a whole, or would be material to holders of Old Securities in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the NYSE or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any securities of CFC on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by Federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

(iii) The Trustee with respect to the Old Securities shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Old Securities under the exchange offer, nor shall the Trustee or any holder of Old Securities have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Securities under the exchange offer.

(iv) The registration statement and any post-effective amendment to the registration statement covering the New Securities is effective under the Securities Act of 1933, as amended.

      All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

      If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Securities to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Securities until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments” and “—Proper Execution and Delivery of Letter of Transmittal — Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all Old Securities tendered and not previously withdrawn.

      Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

      For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on September      , 2004, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

      We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of Old Securities in the exchange offer shall be paid to all holders whose Old Securities have previously been tendered pursuant to the exchange offer.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the Old Securities. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

      Any valid tender by a holder of Old Securities that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Securities will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Securities, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

      Holders of the Old Securities do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Securities for Exchange

      The New Securities will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

      We will be deemed to have accepted validly tendered Old Securities when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Securities will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Securities for the purpose of receiving book-entry transfers of Old Securities in the exchange agent’s account at DTC. If any validly tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Securities are validly withdrawn, such withdrawn Old Securities will be returned without expense to the tendering holder or such Old Securities will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Securities, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

      If you hold Old Securities and wish to have such securities exchanged for New Securities, you must validly tender, or cause the valid tender of, your Old Securities using the procedures described in this prospectus and in the accompanying letter of transmittal.

      Only registered holders of Old Securities are authorized to tender the Old Securities. The procedures by which you may tender or cause to be tendered Old Securities will depend upon the manner in which the Old Securities are held, as described below.

Tender of Old Securities Held Through a Nominee

      If you are a beneficial owner of Old Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Securities in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Securities on your behalf using one of the procedures described below.

Tender of Old Securities Through DTC

      Pursuant to authority granted by DTC, if you are a DTC participant that has Old Securities credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Securities as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Securities credited to their accounts. If you are not a DTC participant, you may tender your Old Securities by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Old Securities at DTC for purposes of the exchange offer.

      Any participant in DTC may tender Old Securities by:

(a) effecting a book-entry transfer of the Old Securities to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Securities that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CFC may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

(b) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

      With respect to option (a) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

      The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

      Subject to and effective upon the acceptance for exchange and exchange of New Securities for Old Securities tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Securities:

•	irrevocably sells, assigns and transfers to or upon the order of CFC all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Securities tendered thereby;

•	waives any and all rights with respect to the Old Securities;

•	releases and discharges CFC, CHL and the Trustee with respect to the Old Securities from any and all claims such holder may have, now or in the future, arising out of or related to the Old Securities, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Securities;

•	represents and warrants that the Old Securities tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the New Securities are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Securities, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Securities tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

      If you wish to participate in the exchange offer, delivery of your Old Securities, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

      Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Securities and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Securities are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

Withdrawal of Tenders

      Tenders of Old Securities in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Old Securities previously tendered. Tenders of Old Securities may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Old Securities may be withdrawn at any time prior to the expiration date, as extended.

      Beneficial owners desiring to withdraw Old Securities previously tendered should contact the DTC participant through which such beneficial owners hold their Old Securities. In order to withdraw Old Securities previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Securities being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

      Withdrawals of tenders of Old Securities may not be rescinded and any Old Securities withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Securities, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Securities in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Securities in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Securities unless we waive that condition for all such holders. None of CFC, CHL, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Tenders of Old Securities involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Securities received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Securities by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Securities to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Securities in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Securities are registered in the name of any person other than the person signing the letter of transmittal.

      If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Securities tendered by such holder.

Exchange Agent

      The Bank of New York has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Securities, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

      The Bank of New York and its affiliates maintain banking relationships with us.

Information Agent

      D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of Old Securities may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

      We have retained Lehman Brothers Inc. to act as dealer manager in connection with the exchange offer.

      We will pay the dealer manager customary fees for its services in connection with the exchange offer and will also reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

      From time to time, the dealer manager and its affiliates have provided investment banking and other services to us for customary compensation. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the Old Securities. As a result, from time to time, Lehman Brothers may own certain of our securities, including the Old Securities.

Other Fees and Expenses

      Tendering holders of Old Securities will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

      The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of CFC and its affiliates.

DESCRIPTION OF THE NEW SECURITIES

      We will issue the New Securities under an indenture to be dated as of the exchange date, among us, CHL and The Bank of New York, as trustee. The following summarizes the material provisions of the New Securities and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the New Securities and the indenture. We refer you to the form of indenture, which contains a form of the New Securities and the guarantee, which is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

      As used in this description, the words “we,” “us,” “our” or “CFC” do not include any current or future subsidiary of CFC. As used in this description, the words “CHL” or “the Guarantor” do not include any current or future subsidiary of CHL.

General

      We will issue up to $675,000,000 aggregate principal amount at maturity of New Securities in exchange for the Old Securities in the exchange offer. The New Securities will mature on February 8, 2031 and the principal amount due at maturity of each New Security will be $1,000 or an integral multiple thereof. Subject to our rights described under “— Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event,” we will not pay interest on the New Securities unless “contingent interest” becomes payable (described below under “— Contingent Interest”). The New Securities will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

      The initial accreted principal amount of the New Securities will be deemed to equal the accreted principal amount of the Old Securities for which they are being exchanged on the exchange date. The accreted principal amount on any date will be equal to the sum of the initial accreted principal amount and accrued issue discount through that date. Except as described below, we will not make periodic payments of interest on the New Securities. However, the New Securities will accrue issue discount while they remain outstanding. Issue discount is the difference between the initial accreted principal amount and the principal amount at maturity of a New Security. We will calculate the accrual of issue discount at a rate of 1.00% per annum on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The issue discount will begin to accrue on the New Securities on the exchange date.

      We intend to take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes, and that the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals of issue discount (as described above) on the New Securities and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities” for more information.

      CHL will fully and unconditionally guarantee our obligations to make cash payments on the New Securities to the extent described below under “— Guarantee.”

      Conversion, purchase by us at the option of a holder or redemption of a New Security will cause issue discount and interest, if any, to cease to accrue on such New Security. We may not reissue a New Security that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such New Security.

      New Securities may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

Guarantee

      CHL will fully and unconditionally guarantee CFC’s obligations to make cash payments on the New Securities when due and payable, without duplication, whether at maturity or upon redemption, purchase or otherwise, regardless of any defense, right of set-off or counterclaim which CFC may have or assert, other than the defense of payment. CHL’s obligations under the guarantee will be several and independent of the obligations of CFC with respect to the New Securities.

      The obligations of CHL under the guarantee will be unconditional regardless of the enforceability of the New Securities or the indenture and may not be discharged until all obligations under those New Securities and the indenture are satisfied. Holders of the New Securities may proceed directly against CHL if an event of default affecting the New Securities occurs without first proceeding against CFC.

Ranking

      The New Securities will be our unsecured and unsubordinated obligations. The New Securities will rank equally in right of payment to all of our future unsecured and unsubordinated indebtedness. However, we are a holding company, and the New Securities will be effectively subordinated to all existing and future obligations of our subsidiaries, other than CHL. As of June 30, 2004, we had approximately $42.2 billion of total indebtedness outstanding through our subsidiaries. As of June 30, 2004, our subsidiaries, other than CHL, had approximately $18.1 billion of outstanding indebtedness.

      CHL’s guarantee of the New Securities will be an unsecured and unsubordinated obligation of CHL. The guarantee will rank equally in right of payment to all of CHL’s existing and future unsecured and unsubordinated indebtedness. However, CHL is also a holding company, and the guarantee is effectively subordinated to all existing and future obligations of its subsidiaries. As of June 30, 2004, CHL had approximately $24.0 billion of total indebtedness outstanding.

      This structural subordination of the New Securities and the guarantee could affect your ability to receive cash payments made on the New Securities.

Conversion Rights

     General

      For each New Security surrendered for conversion, if any of the conditions summarized below are satisfied, a holder will receive an amount in cash and stock with a combined aggregate value equal to 46.2820 shares of our common stock (which reflects the effect of our August 30, 2004 stock dividend described above under “Summary — Recent Developments”) (the “conversion rate”). The conversion rate may be adjusted as summarized below under “— Conversion Rate Adjustments,” but will not be adjusted for accrued issue discount or any contingent interest. Upon conversion, a holder will not receive any additional cash payment representing accrued issue discount. Instead, accrued issue discount will be deemed paid by the cash and shares of common stock received by the holder on conversion.

      Holders may surrender New Securities for conversion prior to the stated maturity if any of the following the following conditions are satisfied:

•	during any calendar quarter (and only during such calendar quarter) if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than a specified percentage, beginning at 132.27% and declining 0.21% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter (the “conversion trigger price”) (which is the case for the calendar quarter ending September 30, 2004);

•	during any period in which the credit rating assigned to the New Securities by either Moody’s or by Standard & Poor’s falls below an investment grade rating level;

•	at any time prior to the close of business on the second business day immediately preceding the redemption date, if such New Securities have been called for redemption; or

•	upon the occurrence of certain corporate transactions described below under “— Conversion Rights Upon Specified Corporate Transactions”; or

•	upon the declaration of certain dividends and distributions described below under “— Conversion Rights Upon Certain Distributions to Our Shareholders.”

“Accreted conversion price” means, as of any day, the accreted principal amount of a New Security divided by the conversion rate.

      If you have exercised your right to require us to repurchase your New Securities as described under “— Purchase of New Securities at the Option of the Holder” or “Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder,” you may surrender your New Securities for conversion only if you withdraw your purchase notice or change in control purchase notice and convert your New Securities as described below prior to the close of business on the business day immediately preceding the applicable repurchase date in accordance with the indenture.

     Conversion Rights Based on Common Stock Price

      Holders may surrender New Securities for conversion in any calendar quarter (and only during such calendar quarter) if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter exceeds the conversion trigger price.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the Nasdaq Stock Market or, if our common stock is not quoted on the Nasdaq Stock Market, on the principal other market on which our common stock is then traded.

      The table below shows the conversion trigger price per share of our common stock in respect of each of the first 20 calendar quarters. These prices reflect the accreted conversion price per share of common stock multiplied by the applicable percentage for the respective calendar quarter. Thereafter, the accreted conversion price per share of common stock increases each calendar quarter by the accreted issue discount for the quarter and the applicable percentage declines by 0.21% per quarter. The conversion trigger price (subject to adjustment) for the calendar quarter beginning January 1, 2031 is $23.73.

		Accreted		Conversion
		Conversion	Applicable	Trigger
	Quarter*	Price(1)	Percentage(2)	Price(1)×(2)

2004	Third Quarter	$16.57	132.27	$21.92
	Fourth Quarter	$16.61	132.06	$21.94
2005	First Quarter	$16.65	131.85	$21.96
	Second Quarter	$16.69	131.64	$21.98
	Third Quarter	$16.74	131.43	$22.00
	Fourth Quarter	$16.78	131.22	$22.02
2006	First Quarter	$16.82	131.01	$22.04
	Second Quarter	$16.86	130.80	$22.06
	Third Quarter	$16.90	130.59	$22.08
	Fourth Quarter	$16.95	130.38	$22.10

		Accreted		Conversion
		Conversion	Applicable	Trigger
	Quarter*	Price(1)	Percentage(2)	Price(1)×(2)

2007	First Quarter	$16.99	130.17	$22.11
	Second Quarter	$17.03	129.96	$22.13
	Third Quarter	$17.07	129.75	$22.15
	Fourth Quarter	$17.12	129.54	$22.17
2008	First Quarter	$17.16	129.33	$22.19
	Second Quarter	$17.20	129.12	$22.21
	Third Quarter	$17.25	128.91	$22.23
	Fourth Quarter	$17.29	128.70	$22.25
2009	First Quarter	$17.33	128.49	$22.27
	Second Quarter	$17.38	128.28	$22.29

*	This table assumes no events have occurred that would require an adjustment to the conversion rate.

      As a result of this conversion trigger, the New Securities, when issued, will be convertible during the calendar quarter ending September 30, 2004.

     Conversion Rights Based on Credit Ratings Downgrade

      You may surrender New Securities for conversion during any period in which the credit rating assigned to the New Securities by either Moody’s or Standard & Poor’s (or any substitute rating agency) falls below an investment grade credit rating level (Baa, in the case of Moody’s, and BBB, in the case of Standard & Poor’s).

     Conversion Rights Upon Notice of Redemption

      You may surrender for conversion New Securities called for redemption pursuant to the terms of the indenture and the New Securities at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time.

     Conversion Rights Upon Specified Corporate Transactions

      Corporate Transactions Involving CFC. If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the New Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time of such transaction, the right to convert a New Security into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of CFC or another person that you would have received if you had converted your New Securities immediately prior to the transaction. If such transaction also constitutes a change in control, you will be able to require us to purchase all or a portion of your New Securities as described under “— Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder.”

      Corporate Transactions Involving CHL. You may also surrender New Securities for conversion if CHL is a party to any transaction in which at least a majority of the total voting power in the aggregate of all classes of capital stock of CHL is owned by a party other than CFC, its majority-owned subsidiaries or their respective employee benefit plans; provided that a merger or consolidation of CFC with CHL shall not be deemed to be an event triggering conversion. Upon the occurrence of any such event, you may surrender their New Securities for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. Such transaction would also constitute a change in control and as such, you will be able to require CFC to purchase all or a portion of your New Securities as described under “— Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder.”

     Conversion Rights Upon Certain Distributions to Our Shareholders

      You may surrender New Securities for conversion if we elect to distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share fair market value exceeding 15% of the trading price of our common stock on the business day immediately preceding the declaration date for the distribution.

     Payment

      Upon conversion of any New Securities, we will deliver, for each $1,000 principal amount at maturity of New Securities, cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate (46.2820 after giving effect to our August 30, 2004 stock dividend, but subject to adjustment) multiplied by the average of the closing price of our common stock (on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded) for each of the 20 consecutive trading days prior to the date of determination of such average (the “stock price”) and a number of shares equal to (a) (i) the conversion rate multiplied by the stock price, minus (ii) the cash amount, all divided by (b) the stock price (the “share amount”). In addition, we will pay cash in lieu of any fractional shares of common stock we would otherwise be required to deliver. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent as soon as practicable following the conversion date.

      Our delivery to the holder of the cash amount, the share amount and any cash payment for such holder’s fractional shares will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the New Securities;

•	to satisfy our obligation to pay accrued issue discount attributable to the period from the issue date through the conversion date; and

•	to satisfy CHL’s obligations under the guarantee with respect to such New Securities.

      As a result, accrued issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      If contingent or semi-annual interest is payable to holders of New Securities during any particular six-month period, and such New Securities are converted after the applicable accrual or record date and prior to the next succeeding interest payment date, holders of such New Securities at the close of business on the accrual or record date will receive the contingent or semi-annual interest payable on such New Securities on the corresponding interest payment date notwithstanding the conversion. Such New Securities, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent or semi-annual interest payable on the principal amount of New Securities so converted, unless such New Securities have been called for redemption, in which case no such payment shall be required. The conversion rate will not be adjusted for accrued issue discount or any contingent interest.

      A certificate for the amount of cash and the number of full shares of common stock into which any New Securities are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving cash or shares of common stock upon conversion, see “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities.”

      To convert a New Security, a holder must:

•	complete and manually sign the conversion notice on the back of the New Security or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the New Security to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

     Conversion Rate Adjustments

      The conversion rate will be adjusted for:

1. dividends or distributions on our shares of common stock payable in shares of our common stock or other capital stock;

2. subdivisions, combinations or certain reclassifications of shares of our common stock;

3. distributions to all holders of shares of our common stock of certain rights, warrants or options to purchase shares of our common stock for a period expiring within 60 days at less than the trading price at the time;

4. distributions to all holders of shares of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets including securities, but excluding for purposes of this paragraph 4:

•	any dividends and distributions referred to in paragraphs 1 or 2 above;

•	the rights, warrants or options referred to in paragraph 3 above; or

•	any cash dividends or other cash distributions, including those referred to in paragraph 5 below; and

5. distributions to all holders of shares of common stock of cash, excluding (a) any dividend or distribution in connection with our liquidation, dissolution or winding up or (b) any quarterly cash dividend on our common stock to the extent that such quarterly cash dividend per share does not exceed the dividend threshold amount. Adjustments to the conversion rate will be made pursuant to this paragraph 5 for quarterly cash dividends only to the extent that such adjustments do not result in a conversion rate in excess of 81.1688, which figure will be adjusted on the same basis as the conversion rate except that it will not be adjusted as a result of any adjustments to the conversion rate made solely for quarterly cash dividends pursuant to this paragraph 5. The “dividend threshold amount” means $0.10 per share and is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this paragraph 5; in the event of a dividend or distribution to which this paragraph 5 applies, the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to such adjustment by an adjustment factor equal to a fraction,

•	the numerator of which will be the current market price of our common stock; and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution (as determined below).

      If an adjustment is required to be made under this paragraph 5 as a result of a distribution that is a quarterly dividend, the adjustment will be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment will be based upon the full amount of the distribution.

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal national or regional exchange or market on which the securities are then listed or quoted or, if such securities are not so listed or quoted, based on a determination of fair market value made by our board of directors.

      No adjustment to the conversion rate or the ability of a holder of a New Security to convert will be made if we provide that holders of New Securities will participate in the transaction without conversion or in certain other cases.

      “Current market price” of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate; provided that we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments within one year of the first such adjustment carried forward or upon notice of redemption, in either case, regardless of whether the aggregate adjustment is less than 1%. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

      If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the New Securities may convert the New Securities into the consideration they would have received if they had converted their New Securities immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

      In the event we elect to make a distribution described in paragraph 3, 4 or 5 above which has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of New Securities at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the New Securities may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of New Securities to convert will be made if we provide that holders of New Securities will participate in the distribution without conversion or in certain other cases.

      The indenture permits us to increase the conversion rate from time to time.

      In the event of

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the New Securities may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities — Constructive Dividends.”

      Upon a determination that New Securities holders are or will be entitled to convert their New Securities into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website.

Contingent Interest

      Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of New Securities during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month period commencing February 8, 2006, if the average market price of a New Security for the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the initial accreted principal amount for such New Security and the accrued issue discount thereon to the day immediately preceding the first day of the applicable six-month period. See “— Redemption of New Securities at the Option of CFC” for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a New Security will be the five trading days ending on the second trading day immediately preceding such record date.

      The amount of contingent interest payable per New Security in respect of any applicable six-month period will equal the greater of (1) 0.125% of the average market price of a New Security for the applicable five trading day period described above and (2) a fixed amount multiplied by the conversion rate in effect on the accrual date for such contingent interest payment. The “fixed amount” shall be equal to $0.20 and shall be adjusted on the same basis as the conversion rate. The accrued issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

      Contingent interest, if any, will accrue and be payable to holders of New Securities as of the 15th day preceding the last day of the relevant six-month period and will be paid on the last day of the relevant six-month period.

      “Average market price of a New Security” on any date of determination means the average of the secondary market bid quotations per New Security obtained by the bid solicitation agent for $10,000,000 principal amount at maturity of New Securities at approximately 3:30 p.m., New York City time, on such determination date from three unaffiliated nationally recognized securities dealers we select; provided that if:

•	at least three such bids are not obtained by the bid solicitation agent; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Securities on such determination date,

then the average market price of the New Securities will equal (a) the then applicable conversion rate of the New Securities multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted for distributions and other events described in the indenture.

      The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New Securities.

      Upon determination that New Securities holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site.

Redemption of New Securities at the Option of CFC

      No sinking fund will be provided for the New Securities. Prior to February 8, 2006, we cannot redeem the New Securities. Beginning on February 8, 2006, we may redeem the New Securities for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of New Securities.

      The table below shows redemption prices of a New Security on February 8, 2006, at each February 8 thereafter prior to maturity and at the stated maturity of February 8, 2031. These prices reflect the initial accreted principal amount plus accrued issue discount to the redemption date. The redemption price of a New Security redeemed between such dates would include an additional amount reflecting the additional issue discount accrued since the preceding date in the table.

Redemption Date	Redemption Price

February 8,
2006	$779.28
2007	787.10
2008	794.99
2009	802.96
2010	811.01
2011	819.14
2012	827.35
2013	835.64
2014	844.02
2015	852.48
2016	861.03
2017	869.66
2018	878.38
2019	887.18
2020	896.08
2021	905.06
2022	914.14
2023	923.30
2024	932.56
2025	941.90
2026	951.35
2027	960.88
2028	970.52
2029	980.25
2030	990.07
At stated maturity	1,000.00

      If we convert the New Securities to semi-annual coupon securities following the occurrence of a Tax Event, the New Securities will be redeemable at the restated principal amount plus accrued and unpaid interest from the date on which we exercised the conversion option to the redemption date. See “— Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event.”

      If we redeem less than all of the outstanding New Securities, the trustee will select the New Securities to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata, based on the ownership thereof, or by any other method the trustee considers fair and appropriate. If a portion of a holder’s New Securities is selected for partial redemption and the holder converts a portion of the New Securities, the converted portion will be deemed to be the portion selected for redemption.

Purchase of New Securities at the Option of the Holder

      On February 8, 2006, February 8, 2011, February 8, 2016, February 8, 2021 and February 8, 2026, holders may require us to purchase for cash any outstanding New Security for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders must submit their written purchase notice to the paying agent after the opening of business on the date that is 20 business days prior to the purchase date and prior to the close of business on the business day immediately preceding the purchase date.

      The purchase price of a New Security will be:

•	$779.28 per New Security on February 8, 2006;

•	$819.14 per New Security on February 8, 2011;

•	$861.03 per New Security on February 8, 2016;

•	$905.06 per New Security on February 8, 2021; and

•	$951.35 per New Security on February 8, 2026.

      The purchase prices shown above are equal to the initial accreted principal amount plus accrued issue discount to the purchase date. For a discussion of the tax treatment of a holder receiving cash, see “Certain United States Federal Income Tax Consequences — Classification and Treatment of the New Securities.”

      If, prior to a purchase date, we have converted the New Securities to semi-annual coupon securities following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount of the securities, plus accrued and unpaid interest from the date on which we exercised the conversion option to the purchase date. See “— Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event.”

      We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to purchase their New Securities.

      The purchase notice given by each holder electing to require us to purchase New Securities shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

•	the certificate numbers of the holder’s New Securities to be delivered for purchase;

•	the portion of the principal amount at maturity of New Securities to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Securities are to be purchased by us pursuant to the applicable provisions of the New Securities and the indenture.

      A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of the New Securities being withdrawn;

•	the certificate numbers of the New Securities being withdrawn; and

•	the principal amount at maturity, if any, of the New Securities that remain subject to the purchase notice.

      In connection with any purchase or purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Tender Offer Statement on Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws.

      Our obligation to pay the purchase price for a New Security for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Securities, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the New Securities to be paid promptly following the later of the purchase date or the time of delivery of the New Securities.

      If the paying agent holds money sufficient to pay the purchase price of the New Securities on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the New Securities will cease to be outstanding and issue discount on such New Securities will cease to accrue, whether or not the New Securities are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Securities.

      We may not purchase any New Securities for cash at the option of holders if an event of default with respect to the New Securities has occurred and is continuing, other than a default in the payment of the purchase price with respect to such New Securities.

Change in Control Permits Purchase of New Securities by CFC at the Option of the Holder

      In the event of a change in control (as defined below) occurring on or prior to February 8, 2006 with respect to CFC or CHL, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s New Securities in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such New Securities equal to the initial accreted principal amount plus accrued issue discount to the purchase date. We will be required to purchase the New Securities no later than 35 business days after the occurrence of such change in control. We refer to this date in this prospectus as the “change in control purchase date.”

      If, prior to a change in control purchase date we have converted the New Securities to semi-annual coupon securities following the occurrence of a Tax Event, we will be required to purchase the securities at a price equal to the restated principal amount plus accrued and unpaid interest to the change in control purchase date.

      Within 15 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of New Securities at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase date;

•	the change in control purchase price (including — to the extent then known — the amount of contingent interest that will be accrued and payable);

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that New Securities with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the New Securities to be delivered by the holder;

•	the portion of the principal amount at maturity of New Securities to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such New Securities pursuant to the applicable provisions of the New Securities.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the New Securities being withdrawn;

•	the certificate numbers of the New Securities being withdrawn; and

•	the principal amount at maturity, if any, of the New Securities that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a New Security for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Security, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such New Security to be paid promptly following the later of the change in control purchase date or the time of delivery of such New Security.

      If the paying agent holds money sufficient to pay the change in control purchase price of the New Security on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, issue discount on such New Security will cease to accrue, whether or not the New Security is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the New Security.

      Under the indenture, a “change in control” is deemed to have occurred at such time as:

•	any person, including its respective affiliates and associates, other than CFC, CHL or their respective subsidiaries or their employee benefit plans (or any plan participant), files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our or CHL’s common stock or other capital stock into which our common stock or the common stock of CHL is reclassified or changed, with certain exceptions; or

•	there shall be consummated any share exchange, consolidation or merger of CFC or CHL pursuant to which its respective shares of common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger in which the holders of such common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

      The indenture does not permit our board of directors to waive our obligation to purchase New Securities at the option of holders in the event of a change in control.

      In connection with any purchase or purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws.

      The change in control purchase feature of the New Securities may in certain circumstances make more difficult or discourage a takeover of CFC or sale of CHL. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of CFC or CHL by means of a merger, tender offer, solicitation or otherwise; or

•	part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other New Securities offerings of similar securities that have been marketed by Lehman Brothers and is identical to the change in control purchase feature contained in the Old Securities.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the New Securities but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      We may not purchase New Securities at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the New Securities, other than a default in the payment of the change in control purchase price with respect to the New Securities.

Optional Conversion to Semi-Annual Coupon Securities Upon Tax Event

      From and after the date of the occurrence of a Tax Event, we will have the option to elect to pay interest in cash in lieu of future issue discount. Cash interest will be paid at a rate equal to 1.00% per year on a principal amount per New Security (the “restated principal amount”) equal to the initial accreted principal amount plus accrued issue discount to the date on which we exercise the option described herein (the “option exercise date”). Except as otherwise described in this section, the other terms of the New Securities will remain unchanged in all material respects.

      Such interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date, and will be payable semi-annually on a bond equivalent basis on the interest payment dates of February 8 and August 8 of each year to holders of record at the close of business on the 15th calendar day immediately preceding the interest payment date. In the event that we exercise our option to pay interest in lieu of accrued issue discount, the redemption price, purchase price and change in control purchase price on the New Securities will be adjusted, and contingent interest will cease to accrue. However, there will be no change in the holder’s conversion rights.

      A “Tax Event” means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

•	any amendment or addition to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

•	any amendment or addition to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment, addition or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including accrued original issue discount, accrued issue discount and contingent interest, if any) payable on the New Securities either:

•	would not be deductible on a current accrual basis; or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

      The modification of the terms of New Securities by us upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the New Securities with respect to the semi-annual payments of interest due on the New Securities after the option exercise date. See “Certain United States Federal Income Tax Consequences — Tax Event.”

Events of Default

      The following will be events of default for the New Securities:

•	default in payment of any contingent interest or of interest which becomes payable after the New Securities have been converted by us into semi-annual coupon securities following the occurrence of a Tax Event, which default, in either case, continues for 30 days;

•	default in payment of the principal amount at maturity (or, if the New Securities have been converted to semi-annual coupon securities following a Tax Event, the restated principal amount), the initial accreted principal amount plus accrued issue discount, the redemption price, the purchase price or the change in control purchase price with respect to any New Security when such becomes due and payable;

•	failure by us or CHL to comply with any of the other agreements in the New Securities or the indenture upon receipt by us or CHL of notice of such default by the trustee or by holders of at least 25% in aggregate principal amount at maturity of the New Securities then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	(A) failure by us or CHL to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of CFC or CHL, as the case may be, for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $50 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $50 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the New Securities then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease to exist or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to be continuing; or

•	certain events of bankruptcy or insolvency affecting CFC or CHL.

If an event of default shall have happened and be continuing (other than certain events of bankruptcy or insolvency affecting CFC or CHL referred to above), either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the New Securities then outstanding may declare the initial accreted principal amount of the New Securities plus the issue discount on the New Securities accrued through the date of such declaration, and any accrued and unpaid interest (including contingent interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CFC or CHL, the initial accreted principal amount of the New Securities plus the issue discount and any contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. If the New Securities have been converted to semi-annual coupon securities following the occurrence of a Tax Event, the amount due on an acceleration will be the restated principal amount plus accrued and unpaid interest.

Backup Withholding Tax and Information Reporting

      Payments of interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Securities) or dividends, if any, made by us, or of the proceeds of the sale or other disposition or retirement of the New Securities or shares of common stock with respect to certain noncorporate holders, may be subject to information reporting, and U.S. federal backup withholding tax at the rate then in effect may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the recipient’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

Merger and Sales of Assets by CFC and CHL

      The indenture provides that CFC or CHL may not consolidate with or merge with or into any other person or convey, transfer or lease their respective properties and assets substantially as an entirety to another person, unless among other items:

•	CFC or CHL, as the case may be, is the surviving corporation or the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided, that this condition will not apply if independent tax counsel experienced in such matters delivers an opinion to CFC or CHL stating that, under then existing laws, there would be no adverse tax consequences to the holders of the New Securities in the event this condition were not satisfied;

•	such person assumes all obligations of CFC or CHL, as the case may be, under the New Securities and the indenture; and

•	CFC, CHL or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of CFC’s or CHL’s obligations by such a successor person in such circumstances, subject to certain exceptions, CFC or CHL, as the case may be, shall be discharged from all obligations under the New Securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to February 8, 2006 could constitute a change in control permitting each holder to require CFC to purchase the New Securities of such holder as described above.

Modification

      We, CHL and the trustee may amend provisions of the indenture or the New Securities with the consent of the holders of at least a majority in principal amount at maturity of the New Securities then outstanding. However, without the consent of each holder, no such amendments may:

•	alter the manner of calculation or rate of accrual of issue discount or interest (including contingent interest) on any New Security or extend the time of payment;

•	make any New Security payable in money or securities other than that stated in the New Security;

•	extend the stated maturity of any New Security;

•	reduce the principal amount at maturity, accrued issue discount, restated principal amount, initial accreted principal amount, redemption price, purchase price or change in control purchase price with respect to any New Security;

•	make any change that adversely affects the right of a holder to convert any New Security;

•	make any change that adversely affects the right of a holder to require us to purchase a New Security;

•	make any change to the guarantee that adversely affects the rights of the holders of New Securities;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the New Securities;

•	reduce the thresholds required to waive a past default; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of New Securities, we, CHL and the trustee may amend the indenture or the New Securities for any of the following purposes:

•	to evidence a successor to us or CHL and the assumption by that successor of our and/or CHL’s obligations under the indenture, the guarantee or the New Securities;

•	to add to our or CHL’s covenants for the benefit of the holders of the New Securities or to surrender any right or power conferred upon us or CHL;

•	to secure our obligations in respect of the New Securities and the indenture;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the New Securities under the Securities Act and the qualification of the New Securities under the Trust Indenture Act;

•	to cure any ambiguity or inconsistency; and

•	to make any change that does not affect the rights of the holders of the New Securities in an adverse manner.

      The holders of a majority in principal amount at maturity of the outstanding New Securities may, on behalf of the holders of all New Securities waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, initial accreted principal amount, accrued and unpaid interest, accrued and unpaid contingent interest, accrued issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver cash and common stock upon conversion with respect to any New Security or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding New Security affected.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture and CHL’s obligations under the guarantee by delivering to the trustee for cancellation of all outstanding New Securities or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the New Securities have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash and/or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding New Securities and paying all other sums payable under the indenture.

Calculations in Respect of New Securities

      We will be responsible for making all calculations called for under the New Securities. These calculations will include, but are not limited to, determination of the average market prices of the New Securities and of our common stock and amounts of contingent interest payments, if any, payable on the New Securities. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Securities. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of CFC or CHL, the claim of the holder of a New Security will be, under Title 11 of the United States Code, limited to the initial accreted principal amount of the New Security plus that portion of the issue discount that has accrued from the date of issue to the commencement of the proceeding.

Governing Law

      The indenture, the New Securities and the guarantee will be governed by, and will be construed in accordance with, the law of the State of New York.

Trustee

      The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the New Securities.

Book-Entry System

      The New Securities will be issued only in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the New Securities for all purposes under the indenture. Owners of beneficial interests in the New Securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in the limited circumstances described under “— Exchange of Global Securities.”

      Unless and until New Securities are exchanged for certificated securities as described in the next section (and then except to the extent they have been so exchanged), the procedures described in this prospectus, the New Securities, the indenture and other similar documents relating to the conversion of New Securities, the surrender of New Securities for repurchase or payment, identification of New Securities by certificate number and similar matters will be relevant only to DTC as the registered holder.

      Owners of beneficial interests will be required to follow such procedures as DTC (or its direct and indirect participants) may establish for exercising rights under or in respect of their interests, including conversion or repurchase rights. Beneficial owners will not be holders and will not be entitled to any direct rights provided to the holders of New Securities under the global securities or the indenture. CFC and the trustee, and any of their respective agents, will treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      We will exchange New Securities represented by global securities for certificated securities with the same terms (and the holders thereof will then be required to follow the procedures established in the New Securities and the indenture for converting, requiring repurchase or otherwise dealing with the New Securities) only if:

•	DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including Lehman Brothers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      This discussion describes certain U.S. federal income tax consequences of the exchange offer and of owning and disposing of the New Securities. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The discussion below applies to you only if you own Old Securities and acquire New Securities pursuant to the exchange offer. In addition, the discussion below applies to you only if you hold your Old Securities and New Securities as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions; insurance companies; regulated investment companies; dealers in securities or currencies; tax-exempt entities; persons holding Old Securities or New Securities in a tax-deferred or tax-advantaged account; shareholders in, or partners or beneficiaries of, an entity that is a holder of Old Securities or New Securities; persons whose functional currency is not the U.S. dollar; persons holding Old Securities or New Securities as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or corporations that accumulate earnings to avoid federal income tax.

      We do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address the U.S. federal estate, gift or alternative minimum tax consequences of the exchange offer or of the ownership or disposition of New Securities; any state, local or foreign tax consequences of the exchange offer or of the ownership or disposition of New Securities; or any federal, state, local or foreign tax consequences of owning or disposing of the common stock received upon a conversion of the New Securities.

      No statutory, administrative or judicial authority directly addresses the treatment of the exchange offer or of the ownership or disposition of the New Securities for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. Due to the absence of authority, our counsel has given its opinion solely as to the description of U.S. federal income tax laws contained herein, and has not expressed any opinion with respect to the underlying issues discussed herein or the positions expected to be taken.

      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW SECURITIES AND THE COMMON STOCK IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

      For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of the Old Securities or New Securities who or which is a citizen or individual resident of the United States; a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate if its income is subject to U.S. federal income taxation regardless of its source; or a trust if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of its substantial decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A “Non-U.S. Holder” is a holder of Old Securities or New Securities (other than a partnership) that is not a U.S. Holder.

Exchange of Old Securities for New Securities

      Characterization of the Exchange. Under current Treasury Regulations, the exchange of Old Securities for New Securities will be treated as an exchange for U.S. federal income tax purposes (which we will refer to as a Tax Exchange) only if, taking into account the differences between the terms of the Old Securities and the New Securities and the payment of the exchange fee, there is deemed to be a “significant” modification of the Old Securities.

      In general, the Treasury Regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Because there is no authority interpreting the Treasury Regulations, their application to an exchange of Old Securities for New Securities is unclear. Nevertheless, we intend to take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of the exchange fee will not constitute a significant modification of the Old Securities. That position, however, is subject to considerable uncertainty and could be challenged by the IRS.

      Treatment if No Tax Exchange. If, consistent with our position, the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities, the exchange will not be treated as a Tax Exchange and the New Securities will be treated as a continuation of the Old Securities. In that case, apart from the receipt of the exchange fee (see discussion below), there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Securities as it had in the Old Securities immediately before the exchange. In addition, such holders will continue to be subject to the same rules governing the treatment of contingent payment debt instruments (which we refer to as the CPDI Regulations) as were applicable to the Old Securities. Among other things, pursuant to those regulations, a U.S. Holder of the New Securities is required to accrue interest income on the New Securities, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Under that approach, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes (referred to elsewhere in this prospectus as “issue discount”) and in excess of any contingent interest payments actually received in that year. Pursuant to the terms of the New Indenture relating to the New Securities, you agree to treat the New Securities as debt subject to the CPDI Regulations, and to continue to accrue interest in the same manner and amounts as for the Old Securities.

      Treatment if Tax Exchange. There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the Old Securities. If, contrary to our position, the exchange of the Old Securities for New Securities constitutes a significant modification of the Old Securities, the exchange will be treated as a Tax Exchange. Although not free from doubt, we intend to take the position that such a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. If such a Tax Exchange were instead a recognition event, a holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the New Securities received in the exchange over the holder’s adjusted tax basis in the Old Securities (which excess is likely to be substantial in the case of a holder who purchased the Old Securities in the initial offering).

      Whether such an exchange qualifies as a recapitalization depends on, among other things, whether the Old Securities and the New Securities constitute “stock” or “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the Old Securities are securities are unclear. The term “security” is not defined in the Internal Revenue Code of 1986, as amended (the “Code”) or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact on security treatment of put and call features of the type included in the Old Securities. Nevertheless, the Company believes that the Old Securities constitute securities for U.S. federal income tax purposes.

      The rules for determining whether instruments such as the New Securities are equity or debt for U.S. federal income tax purposes are complex, depending upon the terms of the instruments and all surrounding facts and circumstances. Although the application of those rules to the New Securities is unclear, if the exchange is treated as a Tax Exchange, the Company expects to take the position (based, in part, on the conversion feature of the New Securities and the degree by which the market value of the New Securities at the time of the exchange exceeds the principal amount thereof) that the New Securities constitute equity for U.S. federal income tax purposes and, consequently, stock for U.S. federal income tax purposes. If, on the other hand, the New Securities are characterized as debt instruments for U.S. federal income tax purposes, a determination would need to be made whether the New Securities constitute “securities” for U.S. federal income tax purposes. Although, as mentioned above, a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact on security treatment of put and call features of the type included in the New Securities. In either case, the Company believes that the New Securities constitute stock or securities for U.S. federal income tax purposes. If both the Old Securities and the New Securities constitute stock or securities for U.S. federal income tax purposes, any Tax Exchange of the Old Securities for New Securities should qualify as a recapitalization.

      The proper application of the recapitalization rules to a debt instrument subject to the CPDI Regulations is unclear. If the exchange of the Old Securities for New Securities is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, the Company believes that a holder will nevertheless recognize gain on the exchange of Old Securities for New Securities to the extent of the lesser of (i) the excess of the issue price of the New Securities (generally, their fair market value as of the exchange date) over the holder’s adjusted tax basis in the Old Securities and (ii) the fair market value of the excess of the principal amount of the New Securities over the principal amount of the Old Securities. (If the New Securities are characterized as equity for U.S. federal income tax purposes, then a holder should not recognize any gain on such a recapitalization, although not free from doubt.) A holder’s adjusted tax basis in the Old Securities generally will be its initial purchase price for the Old Securities, increased by any interest income previously accrued by the holder with respect to the Old Securities (determined without regard to any positive or negative adjustments to such interest accruals under the CPDI Regulations), decreased by the amount of any projected payments actually made on the Old Securities, and increased or decreased by the amount of any positive or negative adjustments, respectively, that the holder was required to make as a result of having purchased the Old Securities at a price other than their adjusted issue price. Any gain recognized on the exchange will be treated as ordinary interest income. Any loss realized by a holder on the exchange of Old Securities for New Securities will not be recognized. A holder’s basis in any New Securities received in the exchange will equal its basis in the Old Securities, increased by the amount of any gain recognized on the exchange. A holder’s holding period for the New Securities will include its holding period for the Old Securities exchanged therefor. The IRS could, however, take positions contrary to the foregoing discussion, in which case the amount, timing and character of a holder’s income, gain or loss from such a recapitalization could differ materially from that described above.

      If the exchange of the Old Securities for New Securities is treated as a Tax Exchange, but contrary to our belief the Old Securities or the New Securities are not treated as stock or securities for U.S. federal income tax purposes, then the Tax Exchange will not qualify as a recapitalization, and an exchanging holder would be treated as having engaged in a taxable disposition of the Old Securities for property with a fair market value equal to the fair market value of the New Securities, with the U.S. federal income tax consequences described in the registration statement relating to the Old Securities, including, generally, the recognition of ordinary income or loss equal to the difference in a holder’s adjusted tax basis in the Old Securities and the fair market value of the New Securities.

      Exchange Fee. We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offer. In that case, such payment would result in ordinary income to holders participating in the exchange offer and we will report such payments to holders and the IRS for information purposes in accordance with such treatment. The receipt of the exchange fee by Non-U.S. Holders participating in the exchange offer may be subject to U.S. federal withholding tax.

Classification and Treatment of the New Securities

      Treatment if No Tax Exchange. As stated above, we intend to take the position that the exchange of the Old Securities for New Securities does not constitute a significant modification of the Old Securities and that the exchange is not treated as a Tax Exchange. In that case, holders will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Pursuant to the terms of the New Indenture relating to the New Securities, you agree to treat the New Securities as debt subject to the CPDI Regulations, and to continue to accrue interest in the same manner and amounts as for the Old Securities.

      Treatment as Equity if Tax Exchange. As stated above, the rules for determining whether instruments such as the New Securities are equity or debt for U.S. federal income tax purposes are complex, depending upon the terms of the instruments and all surrounding facts and circumstances. Although the application of those rules to the New Securities is unclear, if, contrary to our position, the exchange is treated as a Tax Exchange, the Company expects to take the position (based, in part, on the conversion feature of the New Securities and the degree by which the market value of the New Securities at the time of the exchange exceeds the principal amount thereof) that the New Securities constitute equity for U.S. federal income tax purposes. That position, if taken, would be subject to considerable uncertainty and could be challenged by the IRS.

      If the New Securities are treated as equity, then distributions to a holder with respect to the New Securities will generally be treated as a dividend to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of the holder’s tax basis in the New Securities, and thereafter as gain from the sale or exchange of the New Securities. In the case of a U.S. Holder, any such dividends will be treated as ordinary income. Holders may not be able to satisfy certain holding period requirements for the dividends received deduction in the case of corporate U.S. Holders or special reduced rates for dividends in the case of individual U.S. Holders.

      The Company will generally not pay cash dividends on the New Securities. Instead, issue discount (as opposed to contingent interest or original issue discount) will accrete and be added to the redemption price for the New Securities. If the New Securities are treated as equity, then the accretion of issue discount on the New Securities may be treated as giving rise to constructive distributions that are required to be included in income on a current basis (or, in the case of a Non-U.S. Holder, subject to withholding), in advance of the receipt of cash. Holders should consult their own tax advisors with respect to the possible application of these rules.

      Upon the sale, exchange or other disposition of New Securities (other than by redemption or by conversion, which are discussed separately below), a holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in its New Securities. This gain or loss will be long-term capital gain or loss if, at the time of disposition, the holder has held its New Securities for more than one year. The deductibility of capital losses is subject to limitations.

      A redemption of New Securities for cash will be a taxable event for U.S. Holders. A redemption of New Securities will be treated as a dividend to the extent of our current and accumulated earnings and profits, unless the redemption results in a complete termination of the holder’s stock interest in us, results in a substantially disproportionate redemption of stock with respect to the holder, or is “not essentially equivalent to a dividend” with respect to the holder. In determining whether the redemption is treated as a dividend, shares considered to be owned by the holder of New Securities by reason of certain attribution rules, as well as shares actually owned by the holder, must be taken into account. If the redemption does not satisfy any of these three tests, then the entire amount received will be taxable as a distribution, as described above. In that case, the holder’s tax basis in the redeemed New Securities will be allocated to the holder’s remaining New Securities or shares of our stock, if any. If the redemption satisfies any of these three tests, the redemption will be treated as a sale or exchange of the New Securities that results in capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the New Securities redeemed.

      A holder of New Securities that converts the New Securities into our common stock generally will not recognize gain or loss, except that the receipt of cash in the conversion will result in either (1) a holder recognizing any capital gain in an amount equal to the lesser of (a) the difference between the amount of cash and the fair market value of the common stock received on the one hand, and the holder’s adjusted tax basis in the New Securities converted on the other hand, and (b) the amount of cash received, or (2) a distribution taxable as a dividend, as determined under the rules described above. Generally, any gain recognized upon conversion of the New Securities will be long-term capital gain if the holder’s holding period for the New Securities is more than one year at the time of conversion.

      A holder’s tax basis in the common stock received upon the surrender of the New Securities for conversion will equal the holder’s tax basis in its New Securities as of the time of the conversion, increased by the amount of any gain recognized and reduced by the amount of cash received. A holder’s holding period in the common stock received upon conversion will generally include its holding period in respect of the converted New Securities.

      Treatment as Debt if Tax Exchange. If, contrary to our position, the exchange of the Old Securities for the New Securities is treated as a Tax Exchange, but the New Securities are characterized as debt for U.S. federal income tax purposes, then the Company would need to determine whether the New Securities constitute debt instruments that are subject to the CPDI Regulations. Whether the New Securities are subject to the CPDI Regulations depends, in part, on whether the contingency with respect to the payment of contingent interest is remote and whether the amount of such contingent interest is incidental. Holders are encouraged to consult their own tax advisors regarding the consequences to them of the ownership, sale, exchange, conversion or redemption of New Securities if the exchange is treated as a Tax Exchange and the New Securities are characterized as debt for U.S. federal income tax purposes. Note, in particular, that if the New Securities are treated as subject to the CPDI Regulations, then the Company would need to determine the comparable yield for the New Securities and provide the holders with a projected payment schedule for the New Securities, and the holders would be subject to such consequences with respect to the New Securities as are consistent with the description of the CPDI Regulations contained in the registration statement relating to the Old Securities, including, among other things, a requirement that a U.S. Holder accrue interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes and in excess of any contingent interest payments actually received by it in that year, regardless of whether the holder uses the cash or accrual method of tax accounting. Such accrual would also be substantially in excess of the amounts required to be accrued under the Old Securities. The CPDI Regulations include special rules that are applicable to holders whose basis in a contingent payment debt instrument is different from the adjusted issue price of the debt instrument.

      Constructive Dividends. Without regard to whether a Tax Exchange of the Old Securities for New Securities is considered to have occurred, or whether the New Securities are treated as equity or debt for U.S. federal income tax purposes, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Securities, the conversion rate of the New Securities is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the New Securities. It is not clear whether a constructive dividend would be eligible for the dividends received deduction in the case of corporate U.S. Holders or for special reduced rates for dividends in the case of individual U.S. Holders.

Additional Considerations for Non-U.S. Holders

      Treatment if No Tax Exchange. If, consistent with our position, the exchange of Old Securities for New Securities is not treated as a Tax Exchange, then, as discussed above, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer. In that case, a Non-U.S. Holder generally should have the same U.S. tax consequences as would have arisen if it continued to hold the Old Securities, including the withholding and other consequences described in the registration statement relating to the Old Securities.

      Treatment if Tax Exchange. If, contrary to our position, the exchange of the Old Securities for New Securities constitutes a significant modification of the Old Securities, the exchange will be treated as a Tax

Exchange. In that case, any gain realized by a Non-U.S. Holder on the Tax Exchange will be eligible for exemption from U.S. federal income or withholding tax to the same extent as described in the registration statement relating to the Old Securities for any other sale or exchange of the Old Securities.

      In addition, in the case of a Tax Exchange, the following consequences would apply to the ownership, sale, exchange, conversion or redemption of the New Securities by a Non-U.S. Holder: Payments of dividends, if applicable, as well as any constructive distributions or constructive dividends, made to Non-U.S. Holders will be subject to withholding at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax.

      All other payments on the New Securities made to a Non-U.S. Holder, including a payment in cash or common stock pursuant to a conversion, and any gain realized on a sale or exchange of the New Securities, will be exempt from U.S. income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a “tax home” (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; (iv) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; (v) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (vi) we are not and have not been a United States real property holding corporation.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of New Securities certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require.

      If a Non-U.S. Holder of New Securities is engaged in a trade or business in the United States, and if dividends or interest (as applicable) on the New Securities is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such dividends or interest and on any gain realized on the sale or exchange of the New Securities in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

      Payments of interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Securities) or dividends, if any, made by us, or of the proceeds of the sale or other disposition or retirement of the New Securities or shares of common stock with respect to certain noncorporate holders, may be subject to information reporting, and U.S. federal backup withholding tax at the rate then in effect may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the recipient’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

Tax Event

      The modification of the terms of the New Securities by us upon a Tax Event as described in “Description of New Notes — Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event,” could possibly alter the timing of income recognition by the holders.

LEGAL MATTERS

      The validity of the New Securities, the shares of common stock issuable upon conversion of the New Securities, the guarantee of CHL and certain legal matters are being passed upon for CFC and CHL by Munger, Tolles & Olson LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of CFC for the fiscal years ended December 31, 2003 and 2002, and the ten months ended December 31, 2001, have been audited by Grant Thornton LLP, independent registered public accounting firm. The financial statements and the reports of the independent registered public accounting firm, included in CFC’s Annual Report on Form 10-K for the year ended December 31, 2003 and Current Report on Form 8-K filed on February 27, 2004, are incorporated by reference in this document in reliance on said reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

      We are “incorporating by reference” into this prospectus certain information that we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference herein is considered to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the expiration date:

•	Current Report on Form 8-K/ A filed on March 23, 2004;

•	Current Reports on Form 8-K filed on February 27, 2004 and January 12, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004;

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Registration Statement on Form 8-A/ A filed on December 10, 2001; and

•	Registration Statement on Form 8-A filed on February 11, 1998.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

Countrywide Financial Corporation

4500 Park Granada
Calabasas, California 91302
(818) 225-3000

      Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

The exchange agent for the exchange offer is:

The Bank of New York

By Facsimile (Eligible Institutions only): (212) 298-1915 By Telephone: (212) 815-5788	By Mail, Hand or Overnight Delivery: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — Floor 7E New York, NY 10286 Attention: William Buckley

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others, Call: (800) 758-5378

The dealer manager for the exchange offer is:

LEHMAN BROTHERS

745 Seventh Avenue, 3rd Floor
New York, NY 10019
Attention: Convertible Origination Group
(800) 438-3242 (U.S. toll-free)
(212) 526-7343 (collect)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively equivalent to Section 145 of the Delaware General Corporation Law.

      Article SIXTH of the Certificate of Incorporation of CFC provides that CFC may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of CFC’s Bylaws provides that CFC shall indemnify its directors and officers, and persons serving as directors and officers of CHL at the request of CFC, against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of CFC; except that in the case of actions brought by or in the right of CFC to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to CFC unless the court in which the action was brought determines that such person is entitled to indemnification. CFC’s Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. CFC has entered into indemnity agreements with certain of its directors and executive officers (including the directors and executive officers of CHL), whereby such individuals are indemnified by CFC up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. CFC also maintains an insurance policy pursuant to which its directors and officers (including the directors and executive officers of CHL) are insured against certain liabilities that might arise out of their relationship with CFC as directors and officers.

      Article SEVENTH of the Certificate of Incorporation of CFC provides that a director of CFC shall have no personal liability to CFC or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

Item 21.	Exhibits and Financial Statement Schedules

1.1		Form of Dealer Manager Agreement (incorporated by reference to Exhibit 1.1 to CFC’s Registration Statement on Form S-4 (No. 333-117322)).
4.1		Specimen Certificate of CFC’s Common Stock (incorporated by reference to Exhibit 4.2 to CFC’s Current Report on Form 8-K dated February 6, 1987).
4.2		Restated Certificate of Incorporation of CFC (incorporated by reference to Exhibit 4.2 to CFC’s Quarterly Report on Form 10-Q dated August 31, 1987).
4	.2.1	Certificate of Amendment of Restated Certificate of Incorporation of CFC (incorporated by reference to Exhibit 4.1 to CFC’s Quarterly Report on Form 10-Q dated August 31, 1987).
4	.2.2	Form of Certificate of Amendment of Restated Certificate of Incorporation of CFC to be filed by CFC (incorporated by reference to Appendix A to CFC’s Proxy Statement on Schedule 14A dated July 16, 2004).

4.3		Bylaws of CFC, as amended and restated (incorporated by reference to CFC’s Current Report on Form 8-K dated February 10, 1988).
4	.3.1	Amendment to Bylaws of CFC dated January 28, 1998 (incorporated by reference to Exhibit 3.3.1 to CFC’s Annual Report on Form 10-K dated February 28, 1998).
4	.3.2	Amendment to Bylaws of CFC dated February 3, 1998 (incorporated by reference to Exhibit 3.3.1 to CFC’s Annual Report on Form 10-K dated February 28, 1998).
4	.3.3	Amendment to Bylaws of CFC dated March 24, 2000 (incorporated by reference to Exhibit 3.3.3 to CFC’s Annual Report on Form 10-K dated February 29, 2000).
4	.3.4	Amendment to Bylaws of CFC dated September 28, 2000 (incorporated by reference to Exhibit 3.3.4 to CFC’s Quarterly Report on Form 10-Q dated August 31, 2000).
4.4		Rights Agreement, dated as of February 10, 1988, between CFC and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 4 to CFC’s Form 8-A filed on February 12, 1988).
4	.4.1	Amendment No. 1 to Rights Agreement, dated as of March 24, 1992, between CFC and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 1 to CFC’s Form 8 filed on March 27, 1992).
4.5		Form of Indenture among CFC, CHL and The Bank of New York, as trustee.
4.6		Form of Convertible Security Due 2031 (included in Exhibit 4.5).
5.1		Opinion of Munger, Tolles & Olson LLP, counsel to CFC and CHL, as to the validity of the securities being offered and as to certain tax matters (incorporated by reference to Exhibit 5.1 to CFC’s Registration Statement on Form S-4 (No. 333-117322)).
8.1		Opinion of Munger, Tolles & Olson LLP, counsel to CFC and CHL, as to certain tax matters (included in Exhibit 5.1).
12.1		Statement regarding computation of ratio of earnings to fixed charges incorporated by reference to Exhibit 12.1 to CFC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.
23.1		Consent of Grant Thornton LLP.
23.2		Consent of Grant Thornton LLP.
23.3		Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).
24.1		Powers of Attorney for CFC and CHL relating to subsequent amendments (incorporated by reference to Exhibit 24.1 to CFC’s Registration Statement on Form S-4 (No. 333-117322)).
25.1		Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to Indenture (incorporated by reference to Exhibit 25.1 to CFC’s Registration Statement on Form S-4 (No. 333-117322)).
99.1		Form of Letter of Transmittal.
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.3		Form of Letter to Clients.

Item 22.	Undertakings

      (a) The undersigned registrants (the “Registrants”) hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of CFC’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      (d) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Countrywide Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 18th day of August, 2004.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ STANFORD L. KURLAND

Stanford L. Kurland
President and Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Angelo R. Mozilo	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer); Director	August 18, 2004

* Thomas K. McLaughlin	Executive Managing Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2004

* Henry G. Cisneros	Director	August 18, 2004

* Jeffrey M. Cunningham	Director	August 18, 2004

* Robert J. Donato	Director	August 18, 2004

* Michael E. Dougherty	Director	August 18, 2004

* Ben M. Enis	Director	August 18, 2004

* Edwin Heller	Director	August 18, 2004

Gwendolyn Stewart King	Director	August , 2004

/s/ STANFORD L. KURLAND Stanford L. Kurland	President and Chief Operating Officer; Director	August 18, 2004

Signature		Title	Date

* Martin R. Melone		Director	August 18, 2004

* Keith P. Russell		Director	August 18, 2004

Oscar P. Robertson		Director	August , 2004

* Harley W. Snyder		Director	August 18, 2004

*By:	/s/ STANFORD L. KURLAND Stanford L. Kurland Attorney-in-Fact		August 18, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Countrywide Home Loans, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 18th day of August, 2004.

COUNTRYWIDE HOME LOANS, INC.

By:	/s/ STANFORD L. KURLAND

Stanford L. Kurland
Chairman of the Board of Directors and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ STANFORD L. KURLAND Stanford L. Kurland		Chairman of the Board of Directors and Chief Executive Officer; Director (Principal Executive Officer)	August 18, 2004

* Thomas K. McLaughlin		Senior Managing Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2004

Carlos M. Garcia		Director	August , 2004

* Angelo R. Mozilo		Director	August 18, 2004

* David Sambol		Director	August 18, 2004

*By:	/s/ STANFORD L. KURLAND Stanford L. Kurland Attorney-in-Fact		August 18, 2004